3.32(a)
AZTAR RIVERBOAT HOLDING COMPANY, LLC
FIRST AMENDMENT TO
OPERATING AGREEMENT
     This First Amendment to Operating Agreement (the “Amendment”), is made and entered into as of January 3, 2007, by and among AZTAR RIVERBOAT HOLDING COMPANY, LLC, an Indiana limited liability company (the “Company”), AZTAR INDIANA GAMING CORPORATION and AZTAR MISSOURI GAMING CORPORATION (collectively the “Members”), who agree as follows:
     1. Recitals. The parties hereto are parties to an Operating Agreement dated July 15, 1999 (the “Agreement”). The parties hereto desire to amend the Agreement in accordance with the terms of this Agreement.
     2. Amendment. The following language in Section 3.2 is stricken:
“Unless otherwise approved by the Members, the Company will not issue certificates representing Units, but at the written request of a Member, the Company will provide a certified statement setting forth the total number of Units issued and outstanding and the number of Units issued to the requesting Member, as of the date of the statement”.
The following language is included in Section 3.2:
“A Member’s interest in the Company may be evidenced by a certificate of limited liability company interest issued by the Company. Each such certificate shall set forth the number of Units issued and outstanding and the number of Units issued to the holder of the certificate, as of the date of the certificate, and shall be signed by an officer on behalf of the Company.”

AZTAR RIVERBOAT HOLDING COMPANY, LLC
By:	/s/ WILLIAM J. YUNG
	Name:	WILLIAM J. YUNG
	Title:	PRESIDENT

AZTAR INDIANA GAMING CORPORATION
By:	/s/ WILLIAM J. YUNG
	Name:	WILLIAM J. YUNG
	Title:	CEO

AZTAR MISSOURI GAMING CORPORATION
By:	/s/ WILLIAM J. YUNG
	Name:	WILLIAM J. YUNG
	Title:	PRESIDENT